Exhibit 4(2)









                          FIRST SUPPLEMENTAL INDENTURE

                            dated as of June 2, 1995


                                   -----------


                              EMBASSY SUITES, INC.,
                                            Issuer


                              THE PROMUS COMPANIES
                                  INCORPORATED,
                                         Guarantor


                                       and


                              THE BANK OF NEW YORK,
                                           Trustee


                                   -----------



                                  $200,000,000

                   10 7/8% Senior Subordinated Notes Due 2002

          THIS FIRST SUPPLEMENTAL INDENTURE, entered into as of June 2, 1995,

among Embassy Suites, Inc., a Delaware corporation ("Embassy"), The Promus

Companies Incorporated, a Delaware corporation ("Promus"), and The Bank of New

York, a corporation organized and existing under the laws of the State of New

York, as trustee (the "Trustee").

          WHEREAS, Embassy, Promus and the Trustee (collectively, the "Parties")

entered into an Indenture, dated as of August 1, 1993 (as amended from time to time, the "Indenture"), with respect to Embassy's 10 7/8% Senior Subordinated

Notes due 2002 (the "Securities");

          WHEREAS, pursuant to a resolution of the Board of Directors of Embassy and in accordance with the Indenture, Embassy issued the Securities;

          WHEREAS, Embassy desires to distribute (the "Embassy Distribution") to

Promus all outstanding shares of common stock ("PHC Stock") of Promus Hotel

Corporation, a Delaware corporation, and Promus desires to distribute, in the form of a special dividend to all holders of Promus's outstanding shares of common stock, all outstanding shares of PHC Stock (the "Distribution" and,

together with the "Embassy Distribution," the "Distributions");

          WHEREAS, Promus and Embassy proposed to amend the Indenture to modify the definition of "Restricted Payments" to permit the Embassy Distribution (the

"Proposed Amendment");

          WHEREAS, the Trustee has received the consent of the Holders (as defined in the Indenture) of not less than a majority in aggregate principal amount of the Outstanding (as defined in the Indenture) Securities to the

Proposed Amendment; and
























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






          WHEREAS, the Parties desire to enter into this First Supplemental

Indenture to give effect to the Proposed Amendment.

          NOW, THEREFORE, Embassy, Promus and the Trustee agree as follows:

          Section 1.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

          Section 2.  The definition of "Restricted Payments" contained in

Section 101 of the Indenture is hereby deleted and replaced with a new definition which reads in its entirety as follows:

          ""Restricted Payments" means, with respect to any Person,
          (i) any dividend or other distribution on shares of Capital Stock of the Guarantor, the Company or any Subsidiary of either, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Guarantor, the Company or any Subsidiary of either, (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Junior Debt and (iv) any loan or any advance to or investment in the Guarantor; provided, however, that the term "Restricted Payment" does not include
          (i) any dividend, distribution or other payment on account of shares of Capital Stock of an issuer payable solely in shares of Capital Stock of such issuer that is at least as junior in ranking as the Capital Stock on which such dividend, distribution or other payment is to be made, (ii) any dividend, distribution or other payment to the Company, or any of its directly or indirectly owned Subsidiaries, by any of its directly or indirectly owned Subsidiaries, by any of the Company's Subsidiaries, (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Junior Debt of an issuer payable solely in shares of Capital Stock or Junior Debt of such issuer, (iv) any payment made by the Guarantor, the Company or any Subsidiary of either pursuant to the Credit Documents (as defined in the Credit Agreement, as amended from time to time), or (v) the distribution of the outstanding shares of Common Stock, par value $0.10 (and any associated stockholders' rights) and the assets and liabilities of Promus Hotel Corporation, a wholly-owned subsidiary of the Company, to the Guarantor, on the date to be established by the























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






          Company's Board of Directors following the 1995 Annual
          Meeting of the Guarantor's stockholders, and any asset transfers, payments, distributions, purchases, redemptions or acquisitions related thereto."

          Section 3.  This First Supplemental Indenture may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute the instrument by signing any such counterpart.

          Section 4.  The effectiveness of the First Supplemental Indenture is conditioned upon (i) the consummation of the Distributions, and (ii) subject to waiver by Embassy, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened)

which (in the case of any action or proceeding, if adversely determined) would,

make unlawful or invalid or enjoin the implementation or the Proposed Amendment,

the entering into of this First Supplemental Indenture or the making of any payments to the registered holders of the Securities who submitted (and did not revoke) valid consents to the Proposed Amendment, or question the legality or validity thereof, or otherwise adversely affect the Distributions.  If either or both of the Distributions are not consummated, this First Supplemental Indenture shall not be effective.  This First Supplemental Indenture will terminate by its terms if the foregoing conditions are not satisfied by September 30, 1995.

          Section 5.  This First Supplemental Indenture and the rights, powers,

trusts, duties and obligations of the Parties hereunder shall be governed by the laws of the State of New York (without regard to its conflicts of laws principles).

























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






          IN WITNESS WHEREOF, each of the Parties hereto has caused this First

Supplemental Indenture to be duly executed by one of its authorized officers hereunto duly authorized.

                                   EMBASSY SUITES, INC.

                                   By:  __________________________________
                                        Name:
                                        Title:

Attest:

By:  __________________________
     Name:
     Title:



                                   THE PROMUS COMPANIES INCORPORATED

                                   By:  _________________________________
                                        Name:
                                        Title:


Attest:

By:  __________________________
     Name:
     Title:



                                   THE BANK OF NEW YORK

                                   By:  _________________________________
                                        Name:
                                        Title:


Attest:

By:  __________________________
     Name:
     Title:
























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